SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [ X ]
Filed by a Party other than the Registrant [  ]

Check the appropriate box:

 [   ]  Preliminary Proxy Statement
 [   ]  Confidential, for  Use of  the Commission  Only (as  permitted  by  Rule
        14a-6(e)(2))
 [ X ]  Definitive Proxy Statement
 [   ]  Definitive Additional Materials
 [   ]  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12


                        SOUTHWESTERN ENERGY COMPANY
             ------------------------------------------------
             (Name of Registrant as Specified In Its Charter)


   -----------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

 [ X ] No fee required.
 [   ] Fee computed on table below per  Exchange Act Rules 14a-6(i)(4) and 0-11.
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 [   ]  Check box if any part of the fee is  offset as provided  by Exchange Act
 Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or
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          3) Filing Party:
          4) Date Filed:

                           Southwestern Energy Company
                   2350 N. Sam Houston Parkway East, Suite 300
                              Houston, Texas 77032


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                 ON MAY 15, 2002

     The Annual Meeting of Shareholders of Southwestern Energy Company will be held at the Northwest Arkansas Holiday Inn, Hwy. 540, Springdale, Arkansas, on Wednesday, the 15th day of May, 2002, at 11:00 a.m., Central Daylight Time, for the following purposes:

         (1) To elect six (6) directors to serve until the 2003 Annual Meeting of Shareholders or until their respective successors are duly elected and qualified;

         (2) To approve an amendment to the Company's Amended and Restated Articles of Incorporation to provide for authority to issue, from time to time, up to 10,000,000 shares of Preferred Stock with such rights, preferences and priorities as the Board of Directors shall designate; and

         (3) To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

     The Board of Directors has fixed the close of business on March 7, 2002, as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.

     The Company's 2001 Annual Report, which is not part of the proxy soliciting material, is enclosed.

     You are cordially invited to attend the meeting. If you cannot attend, it is important that your shares be represented and voted at the meeting. You can vote your shares by completing and returning the proxy card sent to you. You can revoke a proxy at any time prior to its exercise at the meeting by following the instructions in the accompanying proxy statement.

                                             By Order of the Board of Directors

                                                         MARK K. BOLING
                                                     Senior Vice President,
                                                  General Counsel & Secretary
March 29, 2002


                                TABLE OF CONTENTS



PROXY QUESTIONS............................................................    1

PROPOSAL NO. 1 - ELECTION OF DIRECTORS....................................     3

SHARE OWNERSHIP OF MANAGEMENT AND DIRECTORS...............................     5

GOVERNANCE OF THE COMPANY
         Board Committees.................................................     6
         Audit Committee Report...........................................     7
         Relationship with Independent Public Accountants.................     7
         Compensation Committee Report....................................     7
         Director Compensation............................................    10

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS...........................    11

EXECUTIVE COMPENSATION
         Summary Compensation Table.......................................    12
         Option/SAR Grants in Last Fiscal Year............................    14
         Aggregated Option/SAR Exercises in Last Fiscal Year and
              Fiscal Year-End Option/SAR Values...........................    15

STOCK PERFORMANCE GRAPH...................................................    16

PROPOSAL NO. 2 - AUTHORIZE PREFERRED STOCK................................    16

AGREEMENTS CONCERNING EMPLOYMENT AND CHANGES IN CONTROL...................    18

PENSION PLANS.............................................................    19

PROPOSALS FOR 2003 ANNUAL MEETING.........................................    20

SHAREHOLDERS SHARING AN ADDRESS...........................................    20

OTHER BUSINESS............................................................    21

APPENDIX A - Preferred Stock Provisions...................................   A-1

                           Southwestern Energy Company

                                 PROXY STATEMENT


WHO IS ENTITLED TO VOTE AT THE ANNUAL MEETING?

     Shareholders who own common shares as of March 7, 2002 may vote at the meeting. There were 25,502,070 shares of common stock outstanding on that date. Each share has one vote except for the election of directors.

WHEN ARE THE ENCLOSED SOLICITATION MATERIALS FIRST GIVEN TO SHAREHOLDERS?

     The Notice of Annual Meeting was first sent to shareholders on Friday, March 15, 2002. The enclosed annual report and proxy voting form, together with this Notice of Annual Meeting and Proxy Statement, were sent, or given, to shareholders on Friday, March 29, 2002.

WHAT IS A  QUORUM  OF  SHAREHOLDERS,  AND HOW MANY  VOTES  DOES IT TAKE TO ELECT
DIRECTORS   AND  PASS  THE   PROPOSAL  TO  AMEND  THE   COMPANY'S   ARTICLES  OF
INCORPORATION?

     A quorum is the presence at the Annual Meeting in person or by proxy of shareholders entitled to cast a majority of all the votes entitled to be cast. Since there were 25,502,070 shares of common stock outstanding on March 7, 2002, a quorum is 12,751,036. Broker non-votes, abstentions and withhold-authority votes COUNT for purposes of determining a quorum. We must have a quorum to conduct the meeting. If a quorum of shareholders is present at the meeting, we need a plurality of all the votes cast to elect each director and a simple majority of all votes cast to pass the Preferred Stock proposal. Broker non-votes, abstentions and withhold-authority votes DO NOT COUNT as votes cast.

HOW DO I VOTE?

     You must be present, or represented by proxy, at the Annual Meeting in order to vote your shares. Since many of our shareholders are unable to attend the meeting in person, we send proxy cards to all of our shareholders.

IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE FOR ME?

     If you do not return your proxy card, your broker has discretion to vote for the election of directors. Your broker does not, however, have discretion to vote for the proposal to authorize Preferred Stock.

WHAT IS A PROXY?

     A proxy is a person you appoint to vote on your behalf. When you vote, you will be designating Kenneth R. Mourton and Charles E. Scharlau as your proxies. We solicit proxies so that all common shares may be voted at the Annual Meeting. You must complete and return the enclosed proxy card.

HOW WILL MY PROXY VOTE MY SHARES?

     Your proxies will vote according to the instructions on your proxy card. If you complete and return your proxy card but do not indicate your vote on the matters, your proxies will vote "FOR" the six directors and "FOR" the proposal to authorize Preferred Stock. Also your proxy card will give your proxies authority to vote, using their best judgment, on any other business that properly comes before the meeting.

HOW DO I VOTE USING MY PROXY CARD?

     There are three steps.

     1. a.   Proposal No. 1

             The names of six directors to serve for the next year are listed on your proxy card.

             To vote for all six directors, you check the box marked "FOR." To withhold your vote from all six directors, (not vote for or against the directors) mark the box "WITHHELD."

             To vote for some of the directors and not others, mark the "FOR" box, and write in the name(s) of the director(s) you wish to withhold your vote from on the line provided. To exercise cumulative voting (the number of shares owned multiplied by the number of directors to be elected) mark the "FOR" box and write in how many votes you wish to cast for each director on the line provided.

        b.   Proposal No. 2

             The proposal to amend the Company's Amended and Restated Articles of Incorporation to provide for authorization of up to 10,000,000 shares of Preferred Stock is listed on your proxy card.

             To vote for the proposal, you check the box marked "FOR." If you are opposed to the proposal, check the box "AGAINST." If you are unsure how to vote, check the box marked "ABSTAIN."

     2. Sign and date your proxy card. IF YOU DO NOT SIGN AND DATE YOUR PROXY CARD, YOUR VOTES CANNOT BE COUNTED. EACH PROPERLY EXECUTED PROXY WILL BE VOTED IN THE MANNER DIRECTED. IF NO DIRECTION IS MADE, EACH SUCH PROXY WILL BE VOTED "FOR" THE ELECTION OF DIRECTORS AND "FOR" THE PROPOSAL TO AUTHORIZE PREFERRED STOCK.

     3.  Mail your proxy card in the pre-addressed, postage-paid envelope.

CAN I VOTE BY PROXY EVEN IF I PLAN TO ATTEND THE ANNUAL MEETING?

     Yes. If you vote by proxy, you do not need to fill out a ballot at the Annual Meeting unless you want to change your vote.

WHO IS SOLICITING MY PROXY, HOW IS IT BEING SOLICITED, AND WHO PAYS THE COSTS?

     Southwestern Energy Company, on behalf of the Board of Directors, through its directors, officers and employees, is soliciting proxies primarily by mail. However, proxies may also be solicited in person, by telephone or facsimile. Morrow & Co., Inc., a proxy solicitation firm, will be assisting us for a fee of approximately $15,000 plus out-of-pocket expenses. Southwestern Energy Company pays the cost of soliciting proxies.

                                 PROPOSAL NO. 1

                              ELECTION OF DIRECTORS

     At the meeting, six (6) directors are to be elected to serve for the ensuing year and until their respective successors are duly elected and qualified. The shares represented by the enclosed proxy will be voted as instructed by the shareholders for the election of the nominees named below. If no direction is made, this proxy will be voted FOR the election of the nominees named below. If any nominee becomes unavailable for any reason or if a vacancy should occur before the election, the shares represented by the enclosed proxy may be voted for such other person as may be determined by the holders of such proxies. The Company has no knowledge that any nominee will be unavailable for election. Directors shall be elected by plurality vote. Certain information concerning the nominees for election as directors is below.

                              Nominees For Election

     LEWIS E. EPLEY, JR. - Mr. Epley is an Attorney at Law and a private investor. He has served as President of the Carroll County Bar Association and Special Associate Justice of the Supreme Court of Arkansas. He is a director, since 1964, and Vice Chairman of the Board of Directors, since 1993, of the Bank of Eureka Springs. He is a past Chairman and past member of the Board of Trustees of the University of Arkansas. He is currently a director of the University of Arkansas Foundation, a director of the Washington Regional Medical Foundation and director and past President of the Northwest Arkansas Radiation Therapy Institute (NARTI). He also currently serves as Chairman of the NARTI Foundation Board. Mr. Epley is 65 years old and was first elected to the Board of Directors in 1998.

     JOHN PAUL HAMMERSCHMIDT - Mr. Hammerschmidt is a retired U.S. Congressman, Third District of Arkansas, who served from 1967-1993. He has been a director of Dillard's, Inc., Little Rock, Arkansas, since 1992; First Federal Bank of Arkansas, Harrison, Arkansas, since 1966; American Freightways Corporation,
Harrison, Arkansas, since 1997; and Metropolitan Washington Airport Authority since 1997. Mr. Hammerschmidt is 79 years old and was first elected to the Board of Directors in 1992.

     ROBERT L. HOWARD - Mr. Howard is a retired Vice President of Shell Oil Company. From 1992 to 1995 he was Vice President, Domestic Operations, Exploration and Production of Shell, and President of Shell Western Inc., and Shell Offshore, Inc. In these positions he was responsible for all domestic exploration and production activities. From 1985-1991, Mr. Howard was President, Shell Offshore Inc., and was responsible for all offshore exploration and production in the Gulf of Mexico, the East Coast, and Florida. During Mr. Howard's 36 years with Shell, he held various positions within Shell's exploration and production operations, including General Manager, Exploration and Production, Mid-Continent Division, and General Manager, Exploration and Production, Rocky Mountain Division and Alaska Division. Mr. Howard served as a director of Camco International, Inc. of Houston, Texas, from 1995 until 1998; and currently serves as a director of Ocean Energy, Inc. (formerly United Meridian Corp.) of Houston, Texas, since 1996; and McDermott International, Inc. of New Orleans, Louisiana, since 1997. He is 65 years old and first became a director in 1995.

     HAROLD M. KORELL - Mr. Korell is the President and Chief Executive Officer of the Company. Mr. Korell joined Southwestern in 1997 as Executive Vice President and Chief Operating Officer. On May 22, 1998, Mr. Korell was promoted to President and Chief Operating Officer and was named President and Chief Executive Officer effective January 1, 1999. Previously, Mr. Korell was Senior Vice President - Operations of American Exploration Company, Executive Vice President of McCormick Resources, and held various technical and managerial positions with Tenneco Oil Company including Vice President - Production, and various positions with Mobil Corporation. Mr. Korell is 57 years old and first became a director in October 1998.

     KENNETH R. MOURTON - Mr. Mourton is an Attorney at Law with the firm of Ball and Mourton, Ltd., PLLC, Fayetteville, Arkansas and is a certified public accountant (inactive). He is the Managing Principal

Attorney for this firm. Mr. Mourton also owns and operates several businesses in various states related to beer distribution, lodging, warehousing and travel. He is also a Board member of the Arkansas Rural Endowment Fund, a nonprofit corporation created by the State of Arkansas to help lower income rural Arkansas children obtain college and university educations. Mr. Mourton is 51 years old and was first elected to the Board of Directors in 1995.

     CHARLES E. SCHARLAU - Mr. Scharlau retired as President and Chief Executive Officer of the Company on December 31, 1998. He continues to serve as a director of the Company. He began his career as the Company's legal counsel in 1951 and was involved in all facets of the Company's business for over 47 years. In 1966 he was named Executive Vice President and first elected a director of the Company. In 1972 he was elected President and Chief Executive Officer. Mr. Scharlau is currently of counsel with the firm of Conner and Winters PLLC. He is also a director since 1980 of ABLEST Inc., Clearwater, Florida; member of the Board of Trustees of the University of Arkansas since 1998; and Chairman since 1999 of the Executive Committee for the Northwest Arkansas Council. Mr. Scharlau is 74 years old.

     Shareholders entitled to vote for the election of directors at the Annual Meeting may nominate additional candidates provided written notice of such nomination is received at the Company's principal executive offices no later than the close of business on April 15, 2002. The Company's by-laws require that this notice contain certain information about any proposed nominee and the shareholder submitting the notice. The Company may also require any proposed nominee to furnish such other information as may reasonably be required to determine the proposed nominee's eligibility to serve as a director of the Company. A copy of the relevant by-law provisions may be obtained by contacting Mr. Mark K. Boling, Secretary, Southwestern Energy Company, 2350 N. Sam Houston Parkway East, Suite 300, Houston, Texas 77032, (281) 618-4700.

                    SHARE OWNERSHIP OF MANAGEMENT AND DIRECTORS

     The following table sets forth information as of March 7, 2002, with respect to beneficial ownership of the Company's common stock by its directors and executive officers.

                                        Number of Shares of $.10
                                         Par Value Common Stock
                                     Beneficially Owned as of 3-7-02
                                       (Sole Voting and Investment       Percent
    Name of Beneficial Owner            Power Except as Noted)(1)       of Class
    ------------------------         -------------------------------    --------
Executive Officers:
   Harold M. Korell................................       731,982          2.87%
   Greg D. Kerley .................................       347,047          1.36%
   Richard F. Lane.................................       164,870           .65%
   Charles V. Stevens .............................        86,160           .34%
   Alan H. Stevens.................................       234,180           .92%

Directors and Nominees:
   Lewis E. Epley, Jr..............................        53,183           .21%
   John Paul Hammerschmidt.........................       100,000           .39%
   Robert L. Howard................................        78,000           .30%
   Kenneth R. Mourton..............................        77,000           .30%
   Charles E. Scharlau.............................       668,502          2.62%
All persons as a group (10 in number) who are
directors, nominees or executive officers of the
Company  ..........................................     2,540,924 (2)      9.96%

------------------------

(1) Of the number of shares reported as beneficially owned, the named individuals had the right to acquire within 60 days, through the exercise of stock options, beneficial ownership of the following number of shares:
     Mr. Korell, 328,167; Mr. Kerley, 151,205; Mr. Lane, 53,667; Mr. Charles Stevens, 49,785; Mr. Alan Stevens, 170,834; Mr. Epley, Jr., 17,000; Mr. Hammerschmidt, 77,000; 53,000 each for Messrs. Howard and Mourton, and Mr. Scharlau, 449,996. Included in the number of shares reported as beneficially owned are the rights of the named individuals to acquire the following number of shares through the exercise of stock options immediately upon a "change in control" as defined under "Agreements Concerning Employment and Changes in Control": Mr. Korell, 210,333; Mr. Kerley, 131,592; Mr. Lane, 58,083; Mr. Charles Stevens, 20,912; Mr. Alan Stevens, 33,416; 23,000 each for Messrs. Epley, Jr., Hammerschmidt, Howard and Mourton; and Mr. Scharlau, 20,000. Also included in the number of shares reported as beneficially owned are the following restricted shares with respect to which the named individuals have voting power but not investment power: Mr. Korell, 79,200; Mr. Kerley, 43,383; Mr. Lane, 42,800; Mr. Charles Stevens, 5,067; and Mr. Alan Stevens, 2,583. The named individuals acquire investmen power for these shares immediately upon a "change in control."

(2) Of this number, all directors and executive officers as a group had the right to acquire beneficial ownership of 1,403,654 shares through the exercise of stock options within 60 days. Also included in this number is this group's right to acquire an additional 566,336 shares through the exercise of stock options immediately upon a "change in control" as defined under "Agreements Concerning Employment and Changes in Control."

                Transactions With Nominees and Executive Officers

     During 2001, the Company and related entities, for certain legal services, paid $11,414 to the law firm of Conner and Winters PLLC of Fayetteville, Arkansas, of which Mr. Charles Scharlau is of counsel. Mr. Greg Scharlau, Mr. Scharlau's son, is a partner in Conner and Winters PLLC.

                            GOVERNANCE OF THE COMPANY

                                BOARD COMMITTEES

     Audit Committee - The Board of Directors has a standing audit committee (the "Audit Committee") composed of noncompany members of the Board whom are independent as defined by the New York Stock Exchange rules. The Audit Committee is responsible to the Board for reviewing the accounting and auditing procedures and financial reporting practices of the Company and for recommending the appointment of the independent public accountants. The Board of Directors of the Company has determined that all members of the Audit Committee have no relationship to the Company that may interfere with the exercise of their independence from management and the Company. The Audit Committee meets periodically with the Company's management and independent public accountants to review the Company's financial information and systems of internal controls and ensure both parties are properly discharging their responsibilities. The independent public accountants have direct access to the Audit Committee and periodically meet with the Audit Committee without management representatives present. Fees for the last fiscal year were: Audit -- $157,000; Other -- $223,935, which included audit related -- $37,000; and all other non-audit -- $186,935 of which $153,935 related to benefit plan services. No fees were paid for financial information design and implementation. The Audit Committee is currently composed of Messrs. Kenneth R. Mourton, a certified public accountant (inactive) and Audit Committee Chairman, Lewis E. Epley, Jr., and Robert L. Howard.

     Compensation Committee - The Board of Directors has a compensation committee (the "Compensation Committee") which is responsible for recommending to the Board of Directors officer compensation and discretionary awards under the various incentive plans. Messrs. Robert L. Howard, Compensation Committee Chairman, John Paul Hammerschmidt, and Kenneth R. Mourton presently serve on this committee.

     Retirement Committee - The Board of Directors also has a retirement committee (the "Retirement Committee") which is responsible for administering the Company's pension and retirement plans and for recommending retirement policy to the Board of Directors. Messrs. Charles E. Scharlau, Retirement Committee Chairman, Lewis E. Epley, Jr., and Kenneth R. Mourton presently serve on this committee.

     Nominating Committee - The Company has no standing nominating committee. The Board as a whole considers candidates for nomination for Board positions. The Board will consider qualified candidates recommended by shareholders. Any shareholder wishing to recommend a candidate may do so by letter addressed to Mr. Mark K. Boling, Secretary, Southwestern Energy Company, 2350 North Sam Houston Parkway East, Suite 300, Houston, Texas 77032. Such letter should state in detail the qualifications of the candidate. Shareholders entitled to vote for the election of directors at the Annual Meeting may nominate additional candidates independent of the Board of Directors. Shareholder nominees to be presented to the 2002 Annual Meeting must be submitted pursuant to the procedures described under the subheading, "Nominees For Election." Shareholders entitled to vote for the election of directors at the 2002 Annual Meeting may present independent nominees to the 2002 Annual Meeting provided that notice of such nomination is received at the Company's principal executive offices not less than 50, nor more than 75, days prior to the 2002 meeting date. If less than 65 days notice of the 2002 Annual Meeting is given, written notice of any such nomination must be received no later than the close of business on the 15th day following the day on which notice of the meeting date is mailed. The Company's by-laws require that this notice contain certain information about any proposed nominee and the shareholder submitting the notice. The Company may also require any proposed nominee to furnish such other information as may reasonably be required to determine the proposed nominee's eligibility to serve as a director of the Company. A copy of the relevant by-law provisions may be obtained by contacting Mr. Mark K. Boling, Secretary, Southwestern Energy Company, 2350 North Sam Houston Parkway East, Suite 300, Houston, Texas 77032,
(281) 618-4700.

                             AUDIT COMMITTEE REPORT

     The Audit Committee has reviewed and discussed with management the Company's audited financial statements as of and for the fiscal year ended December 31, 2001. The Committee also has discussed with independent public accountants for the Company the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. The Committee has received the written disclosures and the letter from the independent public accountants for the Company required by Independence Standards Board Standard No. 1, "Independence Discussions with Audit
Committees," as amended, and has discussed with the independent public accountants that firm's independence from management and the Company, including consideration of non-audit fees on that firm's independence.

     Based on the review and discussions referred to in the above paragraph, the Committee recommends to the Board of Directors that the year-end audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001, for filing with the Securities and Exchange Commission.
                                                  KENNETH R. MOURTON, CHAIRMAN
                                                       LEWIS E. EPLEY, JR.
                                                        ROBERT L. HOWARD
                                                  Members of the Audit Committee


                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

     Arthur Andersen LLP, with offices at 6450 South Lewis, Suite 300, Tulsa, Oklahoma 74136-1068, has been the independent public accounting firm of the Company since 1979. The Board of Directors has decided to review the qualifications of the major national accounting firms to serve as the Company's independent public accountant for the fiscal year ending December 31, 2002, rather than re-appointing Arthur Andersen LLP ("Andersen"). This determination is based primarily on the current controversy and viability of Andersen in connection with its audit relationship with Enron Corportion. Upon recommendation of the Audit Committee, the Board has requested management to solicit bids for audit services for 2002 and make a recommendation to the full Board. The Board's choice of an independent public accounting firm to perform the annual financial statement audit for 2002 will be announced as soon as feasible.

     Andersen issued unqualified reports on the Company's consolidated financial statements for each of the years ended 1999, 2000, and 2001 and their reports did not contain modifications as to uncertainty, audit scope or accounting principles. Representatives of Authur Andersen LLP will be present at the Annual Meeting of Shareholders and will have an opportunity to make a statement to shareholders if they so desire. The representatives will also be available to respond to questions from shareholders. There have been no disagreemnets with the independent public accountants on accounting and financial disclosure.


                          COMPENSATION COMMITTEE REPORT

                             Compensation Philosophy

     In determining the compensation of the Chief Executive Officer (the "CEO") and the other executive officers of the Company and its subsidiaries, the Compensation Committee makes recommendations to the Board of Directors, and final compensation decisions are made by the full Board. The Compensation Committee believes that compensation should:

     - relate to the value created for shareholders by being directly tied to the financial performance and condition of the Company and the particular executive officer's contribution thereto;

     - reward individuals who help the Company achieve its short-term and long-term objectives and thereby contribute significantly to the success of the Company;

     - help to attract and retain the most qualified individuals in the natural gas and oil and gas producing industries by being competitive with compensation paid to persons having similar responsibilities and duties in other companies in the same and closely related industries;

      -      and  reflect    the    qualifications,   skills,   experience,  and
             responsibilities  of  the  particular  executive  officer.

     In determining executive compensation, the Company uses peer group comparisons for each of the three components of compensation described below (i.e., base salary, incentive compensation plan (bonus) and stock incentive plan). The industry group indices shown in the performance chart reported in this Proxy Statement include a number of the companies that are used for compensation analysis. Compensation packages are targeted to the median of the range of compensation paid by comparable companies. Executive compensation paid by the Company during 2001 generally corresponded to the 50th to 75th percentile of compensation paid by comparable companies. The Compensation Committee also takes into account the Company's financial and operating performance as compared with the industry mean and the individual performance of the Company's executives as compared to the Compensation Committee's expectations of performance for top level executives in general. The Compensation Committee also seeks the advice of outside compensation consultants on its compensation policies and receives evaluations from the appropriate level of management concerning the performance of executives within their range of reporting responsibilities.

     Changes made to the Internal Revenue Code in 1993 could potentially limit the ability of the Company to deduct, for federal income tax purposes, certain compensation in excess of $1,000,000 per year paid to individuals named in the summary compensation table. The Company believes that some of the compensation paid to the CEO exceeded the $1,000,000 limit during 2001. The Company is currently reviewing ways to maximize the deductibility of compensation payments without compromising the Company's or the Compensation Committee's flexibility in designing effective compensation plans that can meet the Company's objectives and respond quickly to marketplace needs. Although the Compensation Committee will from time to time review the advisability of making changes in compensation plans to reflect changes in government-mandated policies, it will not do so unless it feels that such changes are in the best interest of the Company and/or its shareholders.

                           Components of Compensation

     Base Salary. In establishing the base salaries of the CEO and the other executive officers, the Compensation Committee examines competitive peer group surveys and data in order to determine whether the total compensation package is competitive with compensation offered by other companies in the natural gas and oil and gas producing industries which are similar in terms of the complexity of their operations and which offer the most direct competition for competent executives. In addition, the Compensation Committee considers the particular executive's performance, responsibilities, qualifications, and experience in the oil and gas industry and the diverse skills required to expand the exploration and production segment of its operations while maintaining satisfactory performance in the highly regulated gas distribution segment.

     The Compensation Committee recognizes that changes in base salary affect other elements of compensation including: (i) awards under the Company's Incentive Compensation Plan, (ii) pension benefits, (iii) Company matching portions of 401(k) and Nonqualified Plan contributions, and (iv) life insurance and disability benefits. As such, adjustments to base salary are only made after consideration of the impact to the executive's entire package.

     Incentive Compensation Plan. The Company maintains an Incentive Compensation Plan (the "Incentive Plan") applicable to executives with responsibility for the Company's major business segments. The Incentive Plan is designed to help the Company attract and retain qualified employees, to further link the financial interest and objectives of employees with those of the Company and to foster accountability and teamwork throughout the Company. As such, the Incentive Plan is designed to encourage and reward the achievement of
(1) cash flow targets, (2) a defined reserve replacement ratio, (3) target returns on capital investment, (4) a favorable return on equity as compared to the Company's peer group, (5) goals for production, reserve addition, and return on capital invested in the exploration and production group, (6) an adequate financial return in its utility segment while maximizing utility throughput, and (7) gas marketing margins. These criteria are deemed by the Compensation Committee to be critical to increasing shareholder value, and the applicability of each of these criteria in determining awards to any particular executive depends on the responsibilities of that executive.

     Each participant in the Incentive Plan is assigned target, minimum, and maximum total award levels expressed as a percentage of their base salary. A portion of each award under the Incentive Plan for the CEO and executive officers is an organizational performance award based upon the achievement of the individual corporate financial objectives specified for the executive. If the actual level achieved for a specified corporate performance measure is not at least equal to the predetermined minimum level, then the proportionate award represented by the performance measure will not be paid. An additional portion is discretionary based on a subjective evaluation of the executive's individual performance by the Compensation Committee. Awards under the Incentive Plan are payable in cash, restricted common stock of the Company, or a combination of cash and restricted common stock.

     In 2001, the organizational performance awards which could be paid based on attainment of the corporate performance measures specified for each of the executives ranged from 18.75% to 60% of base salary at target, 9.4% to 35% of base salary at minimum, and 30% to 105% of base salary at maximum. When the organizational performance award is added to the discretionary awards, which are based upon the executive's individual performance, the combined award could achieve a total bonus ranging from 31.25% to 100% of base salary at target.

     For 2001, awards under the Incentive Plan for the CEO and certain of the named executive officers were set to be determined by the following performance thresholds as compared to predetermined criteria established by the Compensation
Committee: (1) cash flow per share, (2) reserve replacement ratio, (3) return on capital investment, and (4) return on equity. Because these factors were weighted equally, a proportionate award is earned for each identified factor where performance reaches the pre-established levels. In 2001, the cash flow per share, reserve replacement, return on capital investment and return on equity performance levels were surpassed. The Compensation Committee based the discretionary awards for these executives on a subjective evaluation of the executive's performance. Discretionary awards may be influenced by the performance of individual business segments, but are primarily intended to provide an incentive to recognize exceptional performance by an individual.

     Stock Incentive Plan. The CEO and other executive officers are also eligible to participate in the Company's 2000 Stock Incentive Plan (the "Stock Plan"). The Stock Plan is designed to attract and retain key employees by enabling them to acquire a proprietary interest in the Company and by tying rewards to shareholder interests. The Stock Plan provides for the granting of restricted stock, phantom stock, or options to purchase common stock of the Company and stock appreciation rights in such amounts as determined by the Compensation Committee on a discretionary basis. Grants relating to 2001 performance were made at a price equal to the "Fair Market Value" (as defined in the Stock Plan) of the Company's common stock on the date of the grant. The Stock Plan allows for the granting of cash bonuses in connection with awards of restricted stock and stock bonuses when a participant is required to recognize income for federal or state income tax purposes with respect to such awards. The number of shares of the $.10 par value common stock of the Company which may be issued under the Stock Plan cannot exceed 1,250,000, subject to adjustment in the event of any change in the outstanding common stock of the Company by reason of any stock split, stock dividend, recapitalization, reclassification, merger, consolidation, combination, or exchange of shares, or any other similar event. The 2000 Stock Incentive Plan replaced the 1993 Stock Plan.

     In determining the options granted to key employees under the Stock Plan, the Compensation Committee considers a number of factors in addition to considering the goals of attracting and retaining such employees and tying their rewards to shareholder interests. The number of options and restricted shares awarded in fiscal 2001 were based partially upon an analysis of the value of long-term incentive plan awards made by the Company's competitive peer group. The Compensation Committee also evaluated the performance of the Company, the performance and responsibility of the particular employee, and the desirability of providing a particular employee with an adequate incentive to stay with the Company.

     Mr. Korell's base salary was $433,000 for 2001, and has remained at $433,000 for 2002. Mr. Korell had a targeted annual bonus award of 100% of base salary, with minimum and maximum awards of 30% and 140%, respectively, depending upon the achievement of corporate performance measures. Of these awards, a portion is an organizational performance award based upon the achievement of the corporate financial objectives as described under the subheading, "Incentive Compensation Plan" above, and a portion is discretionary based on a subjective evaluation of Mr. Korell's performance by the Compensation Committee and the Board of Directors and may be influenced by the performance of individual business segments. The Company's attainment of the performance measures in 2001, plus the discretionary component resulted in Mr. Korell being awarded a bonus of $536,000, or 124% of his base salary.

   In addition to the factors described above, in determining the salary and other forms of compensation for Mr. Korell, the Compensation Committee took into consideration Mr. Korell's substantial experience and standing in the industry.

                                                  ROBERT L. HOWARD, CHAIRMAN
                                                    JOHN PAUL HAMMERSCHMIDT
                                                      KENNETH R. MOURTON
                                           Members of the Compensation Committee


                              DIRECTOR COMPENSATION

     Directors receive compensation as indicated in the table below. Directors who retire with certain qualifications are appointed to the position of Director Emeritus. A Director Emeritus is paid an annual fee of $2,000 for the remainder of his life and such health care benefits as the Company provides to its full time employees. Mr. E.J. Ball was appointed to the position of Director Emeritus upon his retirement in 1995 and Mr. Charles E. Sanders was appointed to this position upon his retirement in 1998. Mr. Ball and Mr. Mourton are partners in the law firm of Ball and Mourton, Ltd., PLLC. During 2001, the Company did not pay any legal fees to Ball and Mourton, Ltd., PLLC.

                          Outside Director Compensation

                  Each Board   Each Audit, Compensation,   Annual Stock  Options
                     Meeting   and Retirement Committee      Granted Directors
Annual Retainer     Attended       Meeting Attended           Serving at 12/31
---------------   ----------   -------------------------   ---------------------
   $24,000          $1,000             $1,000              8,000 options vesting
                                                                  25%/year

     In 2001, for their services as directors, Messrs. Lewis E. Epley, Jr. and John Paul Hammerschmidt were each paid $34,000. Messrs. Robert L. Howard, Kenneth R. Mourton, and Charles E. Scharlau were paid $37,000, $36,000 and $30,000, respectively. As an advisor to the Company, Mr. Scharlau also received consulting fees of $234,000 under a consulting agreement with the Company which expires in May, 2002; $4,118 for the Company portion of health insurance; and $15,445 as a payout of an award previously granted under the Company's former Annual and Long-Term Incentive Compensation Plan. Messrs. E. J. Ball and Charles
E. Sanders were each paid $2,000 for their services as Directors Emeritus and $4,118 for the Company portion of health insurance. Each outside director serving as of December 31, 2001, was granted an option to purchase 8,000 shares of the Company's common stock at $10.90 per share, representing the Fair Market Value of the Company's common stock on the date of the grant. During 2001, the Board of Directors held seven meetings, the Audit Committee held five meetings, the Compensation Committee held two meetings, and the Retirement Committee did not hold any meetings.

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following persons were known by the Company to beneficially own more than 5% of the Company's common stock as of December 31, 2001, pursuant to their filed Schedule 13G under the Securities Exchange Act of 1934:

                                                    Amount  and       Percent
   Title of      Name and Address of                 Nature of           of
    Class          Beneficial Owner                  Beneficial        Class
                                                     Ownership
------------    -------------------------------     -------------     -------
Common Stock    FMR Corporation                     2,512,700 (1)        9.9%
                82 Devonshire Street
                Boston, MA  02109-3605

Common Stock    Dimensional Fund Advisors, Inc.     1,945,500 (2)        7.6%
                1299 Ocean Avenue
                11th Floor
                Santa Monica, CA  90401

Common Stock    Westport Asset Management, Inc.     1,823,700 (3)        7.2%
                253 Riverside Avenue
                Westport, CT  06880

Common Stock    Alliance Capital Management L.P.    1,695,266 (4)        6.7%
                1345 Avenue of the Americas
                New York, NY  10105


(1) FMR Corporation is the parent holding company of Fidelity Management & Research Company, an investment advisor registered under the Investment Advisors Act of 1940. FMR holds sole voting power on 1,271,300 shares and sole dispositive power on 2,512,700 shares.

(2) Dimensional Fund Advisors, Inc. (Dimensional) is an investment advisor registered under the Investment Advisors Act of 1940. Dimensional holds sole voting and dispositive power on all shares. Dimensional disclaims beneficial ownership of all such securities.

(3) Westport Asset Management, Inc. (Westport) is an investment advisor registered under the Investment Advisors Act of 1940. Westport holds sole voting power on 672,100 shares, shared voting power on 940,600 shares, sole dispositive power on 672,100 shares, and shared disposition power of 1,151,600 shares.

(4) Alliance Capital Management L.P. (Alliance) is an investment advisor registered under the Investment Advisors Act of 1940 and is majority owned by AXA Financial, Inc. Alliance has sole voting power on 1,400,000 shares, shared voting power on 16,755 shares, sole dispositive power on 1,629,866 shares, and shared dispositive power on 65,400 shares.

                             EXECUTIVE COMPENSATION
     The following table contains information with respect to executive compensation paid or set aside by the Company for services in all capacities of the CEO and the next four most highly paid executive officers of the Company and its subsidiaries, and one former executive of the Company, during the years indicated below.

                           SUMMARY COMPENSATION TABLE
                                                                                    Long-Term Compensation
                                                                              -----------------------------------
                                               Annual Compensation                    Awards            Payouts
                                         ---------------------------------    -----------------------   ---------
           (a)                   (b)        (c)       (d)         (e)           (f)           (g)          (h)         (i)
                                                                              Restricted   Securities
                                                                 Annual         Stock      Underlying     LTIP      All Other
    Name and Principal                    Salary      Bonus   Compensation      Awards      Options/     Payouts   Compensation
         Position                Year       ($)        ($)        ($)           ($)(4)      SARs (#)       ($)          ($)
---------------------------     ------   --------  --------  -------------    ----------   ----------  ---------  ------------
Harold M. Korell                 2001    433,000   536,000        417,107(5)    638,168       33,750           -        18,879(6)
 President, Chief Executive      2000    418,000   265,000         92,975       109,703      200,000           -        15,244
 Officer and Director            1999    410,000   160,000         51,854        57,000      129,750           -        14,957

Greg D. Kerley                   2001    272,000   239,000        233,645(7)    354,752       18,750         826        95,611(8)
 Executive Vice President        2000    252,000   143,000         48,737        55,781      100,000       2,446         9,190
 and Chief Financial Officer     1999    235,000   100,000         26,763        28,500       68,250       2,446         8,573

Richard F. Lane                  2001    225,584   200,000        231,162(9)    354,752      18,750            -         8,189(10)
 Executive Vice President,       2000    177,000    86,000         34,573        48,344      50,000            -         6,455
 Southwestern Energy Production  1999    167,733    40,000         24,255        30,000      18,000            -         6,139
 Company and SEECO, Inc.(1)

Charles V. Stevens               2001    136,000    25,000         21,496(11)    23,136       1,200            -         4,952(12)
 Senior Vice President,          2000    130,000    40,000         21,085        22,312       8,000            -         4,470
 Arkansas Western Gas Company(1) 1999    122,000    40,000         13,457        12,000       8,000            -         4,480

Alan H. Stevens                  2001    135,625    46,000          1,537             -           -            -        32,932(13)
 Former President and Chief      2000    290,000   168,000         14,694        11,156      16,000            -        40,046
 Chief Operating Officer,        1999    264,000   100,000         24,924        28,500      68,250            -        40,661
 Southwestern Energy
 Production Company and
 SEECO, Inc. (1)(2)

George A. Taaffe                 2001    208,000    52,000          6,457             -           -            -       171,791(14)
 Senior Vice President,          2000    200,000    70,000         32,672        37,187      15,000            -        16,837
 General Counsel and             1999     72,820    21,400         24,369        32,325      18,600            -         7,231
 Secretary (3)

------------------------

(1) Southwestern Energy Production Company, SEECO, Inc., and Arkansas Western Gas Company are wholly-owned subsidiaries of the Company.

(2) Effective March 1, 2001, Mr. Alan Stevens resigned as President and Chief Operating Officer of Southwestern Energy Production Company and SEECO, Inc., but continues as a part-time employee of the Company and is a Director of Southwestern Energy Production Company and SEECO, Inc.

(3) Mr. Taaffe died October 30, 2001. Effective January 1, 2002, Mr. Mark K. Boling joined the Company as Senior Vice President, General Counsel and Secretary.

(4) The restricted stock awards issued in 2001 vest ratably over four years. The value of all nonvested restricted shares held by Messrs. Korell, Kerley, Lane, Charles Stevens, Alan Stevens, and Taaffe at December 31, 2001, was $823,680, $451,183, $445,120, $52,697, $26,863 and $0,
     respectively. The Company does not currently pay dividends on its common stock.

(5) Includes $409,727 as a bonus for the payment of income taxes related to the restricted stock grants made during 2001.

(6) Includes $12,971 as the Company matching portion of Nonqualified Plan contributions, $2,801 as the cost of life insurance, and $3,107 for moving and relocation expenses.

(7) Includes $226,265 as a bonus for the payment of income taxes related to the restricted stock grants made during 2001.

(8) Includes $8,135 as the Company matching portion of 401(k) and Nonqualified Plan contributions, $1,759 as the cost of life insurance, and $85,717 for moving and relocation expenses.

(9) Includes $223,782 as a bonus for the payment of income taxes related to the restricted stock grants made during 2001.

(10) Includes   $6,701  as  the   Company   matching   portion  of  401(k)  Plan
     contributions and $1,488 as the cost of life insurance.

(11) Includes $15,376 as a bonus for the payment of income taxes related to the restricted stock grants made during 2001.

(12) Includes $4,072 as the Company matching portion of 401(k) and Nonqualified Plan contributions and $880 as the cost of life insurance.

(13) Includes $4,397 as the Company matching portion of Nonqualified Plan contributions, $501 as the cost of life insurance, $3,034 of imputed interest income related to a $125,000 loan the Company made to Mr. Stevens in connection with his employment, of which $25,000 was forgiven in 2001. Under the terms of the loan agreement, the $125,000 loan is forgiven at the rate of 20% per year.

(14) Includes $5,100 as the Company's matching portion of 401(k) contributions, $1,121 as the cost of life insurance, $3,570 of imputed interest income related to a loan the Company made to Mr. Taaffe in connection with his employment, forgiveness of the $75,000 loan upon Mr. Taaffe's death during 2001, and $87,000 related to other amounts earned by Mr. Taaffe at the time of his death.


                      OPTION/SAR GRANTS IN LAST FISCAL YEAR
                                                                             Potential Realizable
                                                                               Value at Assumed
                                                                             Annual Rates of Stock
                                                                            Price Appreciation for
                             Individual Grants                                  Option Term (3)
-----------------------------------------------------------------------   ---------------------------

     (a)                  (b)          (c)           (d)         (e)         (f)       (g)      (h)

                                   % of Total
                       Number of     Options/
                      Securities      SARs
                      Underlying   Granted to     Exercise
                       Options/     Employees     or Base
                         SARs       in Fiscal      Price     Expiration
     Name             Granted(1)      Year       ($/Sh)(2)      Date      0%($)     5%($)     10% ($)
------------------    ----------   ----------    ---------   ----------   ------   -------   --------
Harold M. Korell         33,750         19.8%        9.64     12/20/11        -    204,611   518,524

Greg D. Kerley           18,750         11.0%        9.64     12/20/11        -    113,673   288,069

Richard F. Lane          18,750         11.0%        9.64     12/20/11        -    113,673   288,069

Charles V. Stevens        1,200          0.7%        9.64     12/20/11        -      7,275    18,436

Alan H. Stevens               -            -            -            -        -          -         -

George A. Taaffe              -            -            -            -        -          -         -

------------------------

(1) All 2001 grants vest and become exercisable ratably over three years beginning one year from the date of grant or immediately upon a "change in control." All 2001 grants expire after ten years from the date of grant but may expire earlier upon termination of employment.

(2) The exercise price reflects the Fair Market Value of the Company's common stock on the date of grant.

(3) Realizable values are reported net of the option exercise price, but before taxes associated with exercise. The dollar amounts shown are the result of calculations using 0%, 5% and 10% rates of appreciation from the exercise price as specified by the Securities and Exchange Commission and are not intended to forecast possible future appreciation, if any, of the Company's stock price. The assumed annual appreciation of 5% and 10% on the options granted at $9.64 would result in the price of the Company's stock increasing to $15.71 and $25.01, respectively. Realization by optionees of the amounts shown is dependent on future increases in the price of the Company's common stock and the continued employment of the optionee with the Company. The options have no value if the Company's common stock does not appreciate, as shown in the 0% column.

         AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END
                               OPTION/SAR VALUES

        (a)                (b)             (c)                       (d)                                   (e)

                                                             Number of Securities                    Value of Unexercised
                                                            Underlying Unexercised                In-the-Money Options/SARs
                                                          Options/SARs at FY-End (#)                  at FY-End ($) (3)
                                                      -----------------------------------   --------------------------------------
                        Shares
                    Acquired on         Value
       Name         Exercise (#)    Realized ($)(1)   Exercisable (2)    Unexercisable (2)    Exercisable (2)    Unexercisable (2)
------------------  ------------    ---------------   ---------------    -----------------    ---------------    -----------------
Harold M. Korell               -                 -           328,167              210,333            809,663              610,949

Greg D. Kerley                 -                 -           151,205              131,592            360,702              311,848

Richard F. Lane                -                 -            53,667               58,083            133,051              139,399

Charles V. Stevens             -                 -            49,785               20,912             52,670               28,446

Alan H. Stevens                -                 -           170,834               33,416            277,752              131,698

George A. Taaffe               -                 -                 -                    -                  -                    -

------------------------

(1) Reflects the difference between exercise price and issuance price on the number of shares exercised. During 2001 no options were exercised.

(2) Option grants generally vest and become exercisable ratably over three years beginning one year from the date of grant or immediately upon a "change in control" as defined under "Agreements Concerning Employment and Changes in Control." All grants made prior to 1993 are presently exercisable and expire on the earlier of (a) ten years and one day from the date of grant, or (b) termination of employment other than for retirement due to age or disability. All 1993 through 2001 grants expire after ten years from the date of grant but may expire earlier upon termination of employment. Limited stock appreciation rights were granted in tandem with all options granted in 1993 through 1999.

(3) Values are calculated as the difference between the exercise price of the options and the market value of the Company's common stock as of December 31, 2001 ($10.40/share).

                             STOCK PERFORMANCE GRAPH

     The following graph compares for the last five years, the performance of the Company's common stock to the S&P Smallcap 600 Index and the Dow Jones Oil - Secondary Index. The Chart assumes that the value of the investment in the Company's common stock and each index was $100 at December 31, 1996, and that all dividends were reinvested.

                                     1996   1997   1998   1999   2000   2001
                                     ----   ----   ----   ----   ----   ----
Southwestern Energy Company          $100   $ 87   $ 52   $ 47   $ 75   $ 75

S&P Smallcap 600 Index                100    126    124    139    156    188

Dow Jones Oil - Secondary Index       100    100     68     79    126    116





                                 PROPOSAL NO. 2

              PROPOSAL TO AMEND THE COMPANY'S AMENDED AND RESTATED
               ARTICLES OF INCORPORATION TO PROVIDE FOR AUTHORITY
                            TO ISSUE PREFERRED STOCK

     The Board of Directors ("Board") recommends that the shareholders approve an amendment to the Amended and Restated Articles of Incorporation of the Company ("Articles") authorizing a new class of capital stock as preferred stock, with $.01 par value ("Preferred Stock"). The proposed amendment to the Articles gives the Board the authority to issue up to 10,000,000 shares of Preferred Stock in such series and in such amounts as the Board may, from time to time, determine. Under the Company's current Articles, the Company does not have any shares of capital stock designated as Preferred Stock.

     If the proposed amendment is approved by the shareholders, the Board will have the authority to issue one or more series of Preferred Stock to those persons and for such consideration as it may determine in its discretion, without further action by the shareholders, except such shareholder action as may be required by law or contractual arrangements. The proposed amendment, if adopted, will also provide significant flexibility to the Board in structuring the terms of Preferred Stock that may be issued by the Company.

     The Board will have the right to establish, for each series of Preferred Stock issued from time to time, the series designation and number of shares; dividend rights and rates; voting, conversion and redemption rights, if any; liquidation rights; powers, preferences and relative, participating, optional or other special rights, if any; and any qualifications, limitations or restrictions on those rights. The Company will amend its Articles to add the 10,000,000 shares of Preferred Stock to the Company's total authorized capital stock. The shares of Preferred Stock may be issued with conversion rights which could adversely affect the voting power of holders of common stock. The text of the proposed amendment is attached as Appendix A to this Proxy Statement.

 The Company currently has no plans to issue any shares of the Preferred Stock nor does the Company have any commitments, arrangements, understandings or agreements which would require the issuance of shares of the Preferred Stock contemplated by the amendment. The Company believes that the availability of
Preferred Stock will provide the Company with increased flexibility in connection with future financing and similar corporate transactions. Because, except as discussed below, the Preferred Stock may be issued without further action by shareholders, the Company will be able to respond quickly to corporate opportunities and changing market conditions. If shareholder approval were required before a series of Preferred Stock could be issued, a delay of several months would be likely. Changes in market conditions during this time could result in terms proposed to and approved by shareholders that, when the process ends, are no longer acceptable to investors. Additionally, obtaining shareholder approval involves significant expense, which will be saved if the Preferred
Stock is pre-authorized. If the proposed amendment is approved, shares of Preferred Stock could be issued by action of the Board at any time and for any purpose, subject to the Articles and other applicable requirements without further approval or action by shareholders.

     The amendment to the Articles does not, by itself, change any of the current rights of holders of the Company's common stock. However, any Preferred Stock which ultimately is issued would have preference over the common stock upon liquidation and in the payment of dividends and could have special voting rights (for instance, in the event required dividends are not paid) and other rights that take precedence over those of the common stock. Accordingly, the issuance of Preferred Stock could decrease the amount of earnings and assets allocable or available for distribution to holders of the Company's common stock and adversely affect other rights and preferences, including voting rights, of the common stock.


                    Possible Anti-Takeover Effect of Proposal

     The Board does not believe that the establishment of the class of Preferred Stock will have a significant impact on any attempt to gain control of the Company. It is possible, however, that the availability of authorized but unissued shares of Preferred Stock could discourage third parties from attempting to gain such control since the Board could authorize the issuance of shares of Preferred Stock with conversion rights in a private placement or otherwise to one or more persons. Such an issuance of shares could dilute the voting power of a person attempting to acquire control of the Company, increase the cost of acquiring such control or otherwise hinder such efforts.


                      Adoption of Amendment by Shareholders

     The affirmative vote of a majority of the shares of common stock of the Company in attendance or represented at the meeting is required for adoption of the proposed amendment to the Articles authorizing the Preferred Stock.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE ADOPTION OF THE PROPOSED AMENDMENT TO THE ARTICLES AUTHORIZING THE PREFERRED STOCK.

             AGREEMENTS CONCERNING EMPLOYMENT AND CHANGES IN CONTROL

     Effective February 17, 1999, the Company entered into amended Severance Agreements with Messrs. Korell and Kerley that replaced substantially similar severance agreements which were currently in place. The Company entered into Severance Agreements with Messrs. Lane and Charles Stevens on January 15, 2001 and February 17, 1999, respectively. The Severance Agreements provide that if, within three years, after a "change in control" of the Company, the officer's employment is terminated by the Company without cause, Messrs. Korell, Kerley and Lane are entitled to a payment equal to the product of 2.99 and the officer's "base amount," while Mr. Stevens is entitled to a payment equal to the product of 2.0 and his "base amount." "Base amount" is defined as base salary as of the executive's termination date plus the maximum bonus opportunity available to the executive under the Incentive Compensation Plan. In addition, the officer will be entitled to continued participation in certain insurance plans and fringe benefits from the date of the termination of employment until the earliest of (a) the expiration of three years, (b) death, or (c) the date he is afforded a comparable benefit at comparable cost by a subsequent employer.

     The named executives are also entitled to the severance benefits described above if within three years after a "change in control" they voluntarily terminate employment with the Company for "good reason."

     For purposes of the severance  agreements,  a "change in control"  includes
(i) the acquisition by any person (other than, in certain cases, an employee of the Company) of 15% or more of the Company's voting securities, (ii) approval by the Company's shareholders of an agreement to merge or consolidate the Company with another corporation (other than certain corporations controlled by or under common control with the Company), (iii) certain changes in the composition of the Board of Directors of the Company, (iv) any change in control which would be required to be reported to the shareholders of the Company in a proxy statement and (v) a determination by a majority of the Board of Directors that there has been a "change in control" or that there will be a "change in control" upon the occurrence of certain specified events and such events occur. "Good reason" includes (i) a reduction in the employee's employment status or responsibilities, (ii) a reduction in the employee's base salary, (iii) a change in the employee's principal work location, and (iv) certain adverse changes in the Company's incentive or other benefit plans.

     Effective March 1, 2001, the Company entered into an agreement with Mr. Alan Stevens regarding his part-time employment. Under the agreement, Mr. Stevens is paid an annual salary of $77,500, he remains a participant in the Company's Incentive Compensation Plan, and his options and restricted stock continue to vest pursuant to the existing agreements. Mr. Stevens' agreement is currently set to expire on December 31, 2002. Mr. Stevens also has a severance agreement which provides for compensation at two times his annual salary should his employment be terminated by the Company without cause after a "change in control."

     The Company's 2000 Stock Incentive Plan and 1993 Stock Incentive Plan provide that all outstanding stock options and all limited, tandem, and stand-alone stock appreciation rights become exercisable immediately upon a "change in control." The Stock Plans also provide that all shares of restricted and phantom stock which have not previously vested or been cancelled or forfeited shall vest immediately upon a "change in control." For purposes of the Stock Plan, a "change in control" has the same meaning contained in the Company's Severance Agreements as defined above.

     The Company's Incentive Compensation Plan adopted in 1993 provides that all restrictions on shares of restricted stock granted pursuant to the Incentive Plan shall lapse upon a "change in control," as defined in the Company's Severance Agreements. This plan also provides that upon a participant's termination of employment under certain conditions on or after a "change in control" all determined but unpaid Incentive Awards shall be paid immediately, and any undetermined awards shall be determined and paid based on projected performance factors calculated in accordance with the plan.

                                  PENSION PLANS

     Prior to January 1, 1998, the Company maintained a traditional defined benefit plan (the "Pension Plan") with benefits payable based upon average final compensation and years of service. Effective January 1, 1998, the Company amended its Pension Plan to become a "cash balance" plan on a prospective basis for its non-bargaining employees. A cash balance plan provides benefits based upon a fixed percentage of an employee's annual compensation.

     Employees who were participants in the Pension Plan as of January 1, 1998 are entitled to annual benefits payable upon retirement based upon current remuneration and years of service through December 31, 1997 as follows:

                                    Years of Service Through December 31, 1997
                  ----------------------------------------------------------------------------

  Remuneration         5            10           15           20          30            40
--------------    -----------  -----------  -----------  -----------  -----------  -----------
    $ 120,000       $  9,000     $ 18,000     $ 27,000     $ 36,000     $ 54,000     $ 72,000
      150,000         11,250       22,500       33,750       45,000       67,500       90,000
      180,000         13,500       27,000       40,500       54,000       81,000      108,000
      210,000         15,750       31,500       47,250       63,000       94,500      126,000
      240,000         18,000       36,000       54,000       72,000      108,000      144,000
      270,000         20,250       40,500       60,750       81,000      121,500      162,000
      300,000         22,500       45,000       67,500       90,000      135,000      180,000
      330,000         24,750       49,500       74,250       99,000      148,500      198,000
      360,000         27,000       54,000       81,000      108,000      162,000      216,000
      390,000         29,250       58,500       87,750      117,000      175,500      234,000
      420,000         31,500       63,000       94,500      126,000      189,000      252,000
      450,000         33,750       67,500      101,250      135,000      202,500      270,000
      480,000         36,000       72,000      108,000      144,000      216,000      288,000


                                                    Years of
                                                    Credited        Current
                                                    Service       Remuneration
                                                    Through       Covered Under
                               Name                 12/31/97      the Plans (1)
                               ----                ------------   --------------

                        Harold M. Korell                 1          433,000
                        Greg D. Kerley                   8          272,000
                        Richard F. Lane                  -          225,584
                        Charles V. Stevens              26          136,000
                        Alan H. Stevens                  -          135,625


----------------

(1) The Internal Revenue Code (the "Code") limits both the amount of compensation that may be used for purposes of calculating a participant's Pension Plan benefit and the maximum annual benefit payable to a participant under the Pension Plan. For the 2001 plan year, (i) a participant's compensation in excess of $170,000 is disregarded for purposes of determining average compensation and (ii) the maximum annual Pension Plan benefit permitted under the Code is $140,000. The numbers presented in the table disregard these limitations because the Company's Supplemental Retirement Plan ("SERP"), discussed below, provides participants with a supplemental retirement benefit to compensate them for the limitation on benefits imposed by the Code.

     The Company's Pension Plan provides for defined benefits to eligible officers and employees in the event of retirement at a specified age based on number of years of service through December 31, 1997 and average monthly compensation during the five years of highest pay in the last ten years before terminating.

     Under the cash balance provisions of the Pension Plan, which became effective January 1, 1998, each participant has a hypothetical account, for recordkeeping purposes only, to which credits are allocated annually based upon a percentage of the participant's remuneration. The applicable percentage is equal to 6% plus an additional percentage for participants in the Pension Plan as of January 1, 1998. The additional percentage is based upon a participant's age, and is designed to approximate any lost benefits due to the change to a cash balance plan. The additional percentage is equal to 6.3% for Mr. Korell, 3.7% for Mr. Kerley, and 4.3% for Mr. Charles Stevens.

     All balances in the cash balance account also earn a fixed rate of interest which is credited annually. The interest rate for a particular year is the annual rate of interest of the 30-year treasury securities for November of the prior year. Interest is credited as long as the participant's balance remains in the Pension Plan.

     At retirement or termination of employment, the vested amount credited to a participant is payable to the participant in the form of a lump sum or in lifetime monthly payments. The estimated annual benefit payable upon retirement related to the cash balance provisions of the Pension Plan and SERP at December 31, 2001, is $78,227 for Mr. Korell, $108,458 for Mr. Kerley, $59,648 for Mr.
Lane, $34,080 for Mr. Charles Stevens, and $16,118 for Mr. Alan Stevens. These projections are based on the following assumptions; (1) participant remains employed until age 65; (2) the 2001 remuneration remains constant; and (3) interest credit of 6.00% for all years.

     On May 31, 1989, the Company adopted a Supplemental Retirement Plan which provides benefits equal to the amount which would be payable under the Pension Plan in the absence of certain limitations of the Code, less the amount actually paid under the Pension Plan. In the event of a "change in control" as defined under "Agreements Concerning Employment and Changes in Control," the benefits of a participant then employed by the Company would be determined as if the participant had credit for three additional years of service.

     The remuneration covered by the Pension Plan includes wages and salaries but excludes Incentive Awards, bonuses, and fees. The benefit amounts listed above are not subject to any deductions for Social Security benefits or other offset amounts.

                        PROPOSALS FOR 2003 ANNUAL MEETING

     Shareholder's proposals intended to be presented at the 2003 Annual Meeting of Shareholders must be received by the Company at its principal offices not later than November 30, 2002, for inclusion in the 2003 Proxy Statement and form of proxy. Proposals intended to be the subject of a separate solicitation may be brought before the 2003 Annual Meeting by shareholders provided that written notice of any such proposal is received at the Company's principal executive offices not less than 50, nor more than 75, days prior to the called meeting date. If less than 65 days notice of the Annual Meeting is given, written notice of any such proposal must be received no later than the close of business on the 15th day following the day on which notice of the Annual Meeting date was mailed. The Company's by-laws require that notices of shareholder proposals contain certain information about any proposal and the proposing shareholder. A copy of the relevant by-law provisions may be obtained by contacting Mr. Mark K. Boling, Secretary, Southwestern Energy Company, 2350 North Sam Houston Parkway East, Suite 300, Houston, Texas 77032, (281) 618-4700.


                         SHAREHOLDERS SHARING AN ADDRESS

     The practice of sending only one copy of the annual report, Form 10-K and proxy statement to shareholders who share a single address is known as "householding". Householding is designed to reduce the Company's printing and postage costs. Shareholders may request or discontinue householding, or may request a separate copy of the annual report, Form 10-K or proxy statement as follows:

     - Record shareholders who wish to discontinue or commence householding, or any record shareholder residing at a household address who would like to request prompt delivery of a copy of the annual report, Form 10-K or proxy statement, should contract our transfer agent, EquiServe at 1-800-446-2617.

     - Shareholders owning their shares through a bank, broker or other holder of record who wish to either discontinue or begin householding should contact their record holder. Any such householded shareholder may request prompt delivery of a copy of the annual report, Form 10-K or proxy statement by contacting the Company at 479-521-1141 or 281-618-4700.

                                 OTHER BUSINESS

     While the Notice of Annual Meeting of Shareholders calls for transaction of such other business as may properly come before the meeting, the Company's management has no knowledge of any matters to be presented for action by shareholders at the meeting other than as set forth in this Proxy Statement. If any other business should come before the meeting, the persons named in the proxy have discretionary authority to vote in accordance with their best judgment. Shareholders may bring additional proposals before the meeting provided written notice of any such proposal is received at the Company's principal executive offices no later than the close of business on April 15, 2002. The Company's by-laws require that this notice must contain certain information about any proposal and the proposing shareholder. A copy of the relevant by-law provisions may be obtained by contacting Mr. Mark K. Boling, Secretary, Southwestern Energy Company, 2350 North Sam Houston Parkway East, Suite 300, Houston, Texas 77032, (281) 618-4700.

     Any shareholder who has not received a copy of the Company's Annual Report and Form 10-K may obtain a copy free of charge by contacting Mr. Mark K. Boling, Southwestern Energy Company, 2350 North Sam Houston Parkway East, Suite 300, Houston, Texas 77032.

                                              By Order of the Board of Directors

                                                         MARK K. BOLING
                                                      Senior Vice President,
                                                   General Counsel & Secretary
Dated:  March 29, 2002

                                   APPENDIX A

                           Preferred Stock Provisions

     In the event that shareholders approve the amendment to the Articles set forth as Proposal 2, SECTION A of ARTICLE SIXTH of the Articles would be amended to provide as follows:

     SIXTH: SECTION A: The total amount of the authorized capital stock of the corporation is Eighty-Five Million (85,000,000) shares which shall be classified as follows:

     (i) Seventy-Five Million (75,000,000) shares shall be designated as common stock, with a par value of ten cents ($.10) per share (hereinafter referred to as "Common Stock"). Each share of Common Stock shall have one vote;

     (ii) Ten Million (10,000,000) shares shall be designated as preferred stock, with a par value of one cent ($.01) per s hare (hereinafter referred to as "Preferred Stock"), as further designated by the Board of Directors of the Company in accordance herewith.

     (iii) The Board of Directors is hereby expressly authorized to provide for, designate and issue out of the authorized but unissued shares of Preferred Stock, one or more series of Preferred Stock, subject to the terms and conditions set forth herein. Before any shares of any such series are issued, the Board of Directors shall fix, and hereby is expressly empowered to fix, by resolution or resolutions, the following provisions of the shares of any such series:

             (a) the designation of such series, the number of shares to constitute such series and the stated value thereof, if different from the par value thereof;

             (b) whether the shares of such series shall have voting rights or powers, in addition to any voting rights required by law, and, if so, the terms of such voting rights or powers, which may be full or limited;

             (c) the dividends, if any, payable on such series, whether any such dividends shall be cumulative, and, if so, from what dates, the conditions and dates upon which such dividends shall be payable, the preference or relation which such dividends shall bear to the dividends payable on any other series of Preferred Stock or on any other class of stock of the Company or any series of such class;

             (d) whether the shares of such series shall be subject to redemption by the Company, and, if so, the times, prices and other conditions of such redemption;

             (e) the amount or amounts payable upon shares of such series upon, and the rights of the holders of such series in, the voluntary or involuntary liquidation, dissolution or winding up, or upon any distribution of the assets of the Company and the preference or relation which such amount or amounts shall bear to the amount or amounts payable on any other series of Preferred Stock or on any other class of stock of the Company or any series of such class;

             (f) whether the shares of such series shall be subject to the operation of a retirement or sinking fund and, if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the shares of such series for retirement or other corporate purposes and the terms and provisions relative to the operation thereof;

             (g) whether the shares of such series shall be convertible into, or exchangeable for, shares of Preferred Stock of any other series or any other class of stock of the Company or any series of such class or any other securities and, if so, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of such conversion or exchange;

             (h) the limitations and restrictions, if any, to be effective while any shares of such series are outstanding upon the payment of dividends or the making of other distributions on, and upon the purchase, redemption or other acquisition by the Company of, the Common Stock or shares of Preferred Stock of any other series or any other class of stock of the Company or any series of such class;

             (i) the conditions or restrictions,  if any, to be effective while any shares of such series are outstanding upon the creation of indebtedness of the Company or upon the issuance of any additional stock, including additional shares of such series or of any other series of the Preferred Stock or of any class of stock of the Company or any series of such class; and

             (j) any other powers, designations, preferences and relative, participating, optional or other special rights, and any qualifications, limitations or restrictions thereof.

     Preferred Stock redeemed or otherwise acquired by the Company shall assume the status of authorized but unissued Preferred Stock and shall be unclassified as to series and may thereafter, subject to the provisions of this ARTICLE SIXTH, as it may be amended, be reissued in the same manner as other authorized but unissued Preferred Stock.

                           SOUTHWESTERN ENERGY COMPANY
                     2350 N. Houston Parkway East, Suite 300
                              Houston, Texas 77032

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints each of Kenneth R. Mourton and Charles E. Scharlau as Proxies, with power of substitution, and hereby authorizes them to represent and to vote, as designated below, all the shares of common stock of Southwestern Energy Company held of record by the undersigned on March 7, 2002, at the Annual Meeting of Shareholders to be held on May 15, 2002, or any adjournment or adjournments thereof.


        Nominees:
                        L. Epley, Jr.                    H. Korell
                        J. Hammerschmidt                 K. Mourton
                        R. Howard                        C. Scharlau


     In their discretion, the Proxies are authorized to vote on such other business as may properly come before the meeting.

     The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof. This proxy is revocable at any time before it is exercised, the signer retaining the right to attend the meeting and vote in person.

     This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR the election of directors and FOR the amendment to the Company's Amended and Restated Articles of Incorporation to provide authority to issue Preferred Stock.

                                                                ----------------
                                                                :  SEE REVERSE :
                                                                :      SIDE    :
                                                                ----------------

      ---   Please mark your                                     4929
     : X :  votes as in this                                    ______
      ---   example.

     You are encouraged to specify your choices by marking the appropriate box, but you need not mark either box if you wish to vore FOR the election of all nominees and FOR proposal 2. The proxies cannot vote your shares unless you sign and return this card.


--------------------------------------------------------------------------------
                                                         _               _
1.   Election of Directors (see reverse side)       For |_|    Withheld |_|

FOR, except vote WITHHELD from the following nominee(s):_______________

FOR, with exercise of cumulative voting privilege. Indicate number of votes cast for each nominee.____________________________________________

2.   Proposal  to amend the  Company's  Amended       FOR     AGAINST    ABSTAIN
     and Restated Articles of Incorporation            _         _          _
     to provide for authority to issue up to          |_|       |_|        |_|
     10,000,000 shares of Preferred Stock.

     NOTE:Please sign exactly as your name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

     ___________________________________________________________________________

     SIGNATURE(S) _____________________________________________  DATE __________

     PLEASE MARK, SIGN, DATE, AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Southwestern Energy Company
P.O. Box 1408
Fayetteville, AR 72702-1408



March 29, 2002

Securities & Exchange Commission
ATTN: Filing Desk, Stop 1-4
450 Fifth Street, N.W.
Washington, DC 20549-1004

Gentlemen:

Enclosed is Southwestern Energy Company's Definitive Proxy Statement and Form of Proxy. The Proxy Statement will be mailed to shareholders on March 29, 2002. Southwestern's Annual Shareholders Meeting is scheduled for May 15, 2002.

This filing is being effected by direct transmission to the Commission's EDGAR System.

Very truly yours,

Stan Wilson
Controller